EXHIBIT 10.31

WINTRUST FINANCIAL CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

     This Restricted Stock Unit Award Agreement (herein called the “Agreement”) is made and entered into as of January 25, 2005, by and between Wintrust Financial Corporation, an Illinois corporation (the “Company”), and [Name] (“Employee”). The Restricted Stock Unit Award (as defined below) is governed by this Agreement and, subject to Paragraph 13(b), below, the Wintrust Financial Corporation Stock Incentive Plan (the “Plan”). Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

     1. Award of Restricted Stock Unit Award. In order to encourage Employee’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of Employee herein contained, the Company hereby awards to Employee as of the date first written above (the “Date of Grant”), pursuant to the terms of the Plan, a Restricted Stock Unit Award representing the right to acquire [Number of Share Units] shares of Common Stock, subject to the conditions, restrictions and limitations set forth below and in the Plan (the “Restricted Stock Unit Award”). Employee hereby acknowledges and accepts such grant and agrees to acquire the Restricted Stock Unit Award and the shares of Common Stock covered thereby upon such terms and subject to such conditions, restrictions and limitations, subject to Paragraph 13(b), below.

2. Vesting

          (a) Subject to the termination of the Restricted Stock Unit Award pursuant to Paragraph 3 below, or the acceleration of the vesting of the Units covered pursuant to Paragraphs 2(b) and 2(c), below, on [Vesting Date] (the “Vesting Date”), Employee shall become fully vested in the total number of Units covered by the Restricted Stock Unit Award, and such Units shall become Vested Units (as hereinafter defined).

          (b) In all events, Employee shall become vested in all Units not yet vested under this Agreement, and such Units shall become Vested Units, no later than the earliest of (i) [Vesting Date], (ii) the date of termination upon Employee’s Disability (as hereinafter defined), death, retirement or termination of Employee’s employment by Company without Cause (as hereinafter defined) or by Employee for Good Reason (as hereinafter defined) or (iii) upon the occurrence of a Change in Control (as defined in the Plan as in effect as of the date of this Agreement).

          (c) Notwithstanding the provisions of Paragraphs 2(a) and 2(b), above, and Paragraph 3, below, Employee shall become vested in any or all Units covered by the Restricted Stock Unit Award at an earlier date than provided in Paragraphs 2(a) and 2(b), above, and Paragraph 3, below, if the Committee expressly so determines, in its sole discretion.

Restricted Stock Unit Award Agreement
Dated January 25, 2005

     3. Effect of Certain Events. If Employee’s employment with the Company is terminated by the Company for Cause or by Employee without Good Reason prior to the first date upon which all shares covered by the Restricted Stock Unit Award shall have become Vested Units pursuant to Paragraph 2 above, then the Restricted Stock Unit Award and Employee’s right to receive shares hereunder (other than as to Units which are Vested Units at the date of termination) shall terminate, without any payment of consideration by the Company to Employee, unless expressly determined otherwise by the Committee, in its sole discretion.

     4. Restrictions on Transfer. The Restricted Stock Unit Award granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.

     5. Delivery of Shares.

          (a) Not more than forty (40) days after the Vesting Date, the Company shall deliver to Employee one (1) share of Common Stock for each Unit which became a Vested Unit on the Vesting Date.

          (b) Within forty (40) days after the Units shall become Vested Units pursuant to Paragraph 2(b)(ii) or (iii) above, the Company shall deliver to Employee one (1) share of Common Stock for each Unit covered by the Restricted Stock Unit Award which has become a Vested Unit but only with respect to which a share of Common Stock has not yet been delivered.

     6. Withholding Tax Requirements. Prior to the date on which shares of Common Stock are to be delivered pursuant to Paragraph 5, above, the Company shall deliver to Employee a notice specifying such amounts as Employee is required to pay to satisfy applicable tax withholding requirements. In the event that the Company does not exercise its right to withhold shares of stock at the time of vesting to cover such tax withholding requirements as provided in the Plan, Employee hereby agrees that Employee shall either: (i) deliver to the Company by the due date specified in such notice a check equal to the amount set forth in such notice, or (ii) make other appropriate arrangements acceptable to or required by the Company to satisfy such tax withholding requirements. Failure by Employee to comply with the foregoing shall entitle the Committee, in its sole discretion, to authorize the sale of a sufficient number of shares of Common Stock owned by Employee in order to satisfy such withholding requirements. Upon the payment of any dividend equivalents payable pursuant to Paragraph 10 hereof, Employee agrees that the Company shall be entitled to deduct therefrom such amounts as are necessary to satisfy applicable tax withholding requirements.

Restricted Stock Unit Award Agreement
Dated January 25, 2005

     7. Sale and Issuance of Common Stock. Employee agrees that Employee shall not sell Award Shares, and that the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company reasonably determines that such sale or delivery would violate any applicable law, rule or regulation of any governmental authority or any applicable rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. In the event of any such restriction (other than one due to insider trading issues), the Company shall take all such action as may be necessary or appropriate to eliminate such restriction at the earliest practicable date. All Award Shares, when issued, shall be duly authorized and shall be (a) validly issued, fully paid and non-assessable, (b) registered for sale, and for resale, by Employee under Federal and State securities laws and shall remain registered so long as the shares may not be freely sold in the absence of such registration and (c) listed, or otherwise qualified, for trading in the United States on each national securities exchange or national securities market system on which the Common Stock is listed or qualified.

     8. Limitation of Rights. Nothing contained in this Agreement or the Plan, and no action of the Company with respect hereto, shall confer or be construed to confer on Employee any right to continue in the employment or service of the Company, or affect the right of the Company to terminate the employment or service of Employee at any time for any reason.

     9. Prerequisites to Benefits. Neither Employee nor any person claiming through Employee shall have any right or interest in the Units awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan, as amended hereby, which affect Employee or such other person shall have been complied with as specified herein.

     10. No Rights as a Stockholder Prior to Delivery, Payment of Dividend Equivalents; Adjustment. Employee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Restricted Stock Unit Award, except to the extent that such shares are Award Shares. Notwithstanding the foregoing, upon the Units becoming Vested Units pursuant to Paragraph 2, above, Employee shall be entitled to receive a cash payment in an amount equal to each cash dividend the Company would have paid to Employee during the term of the Units as if Employee had been the owner of record of the shares of Common Stock covered by such Units on the record date for the payment of such dividend. The Restricted Stock Unit Award shall be subject to adjustment (including, without limitation, as to the number of shares of Common Stock covered by the Award) pursuant to Section 10 of the Plan in connection with the occurrence of any of the events described in Section 10 of the Plan following the Date of Grant.

     11. Company Representations. The Company represents and warrants that (a) it is fully authorized by its Board or the Committee (and of any person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (b) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or any agreement among holders of its shares and (c) upon the

Restricted Stock Unit Award Agreement
Dated January 25, 2005

execution and delivery of this Agreement by the Company and Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

     12. Certain Definitions. For purposes of this Agreement, the following additional definitions shall be applicable:

     “Award Shares” shall mean shares of Common Stock covered by the Restricted Stock Unit Award which have been delivered pursuant to Paragraph 5, above.

“Cause” shall have the following meaning

(i)	misappropriation of any funds or property of the Company or its subsidiaries; or

(ii)	attempting to obtain any personal profit from any transaction in which the Employee has a personal financial interest, unless the Employee shall have first obtained the consent of the Board of Directors; or

(iii)	material neglect or refusal to perform the duties reasonably assigned to the Employee given the Employee’s current job description; or

(iv)	participating in a course of conduct which is injurious to the Company or its subsidiaries, as interpreted by the Board of Directors; or

(v)	being convicted of a felony; or

(vi)	being adjudicated a bankrupt; or

(vii)	suspension due to the direction of any authorized bank regulatory agency.

     To the extent that there is a dispute arising over the application of the definition of Cause, the Committee or the Board of Directors of the Company shall have the authority to interpret and apply such definitions in a reasonable manner.
“Committee” shall mean the Compensation and Nominating Committee of the Wintrust Financial Corporation Board of Directors.

     “Good Reason” shall have the following meaning:

          (i) a material reduction by Employer in the duties and responsibilities of Employee or (ii) a reduction by Employer of Employee’s “Adjusted Total Compensation” (as hereinafter defined), to (y) less than seventy-five percent (75%) of the Adjusted Total Compensation of Employee for the twelve month period ending as of the last day of the month immediately preceding the month in which the Termination for Good Reason occurs; or (z) less than seventy-five percent (75%) of the Employee’s Adjusted Total Compensation for the twelve month period ending as of the last day of the month preceding the Effective Date, whichever is greater.

Restricted Stock Unit Award Agreement
Dated January 25, 2005

(A)	For the purposes of this Agreement, “Adjusted Total Compensation” means the aggregate base salary earned by the Employee plus the dollar value of all perquisites (i.e. Employer provided car, club dues and supplemental life insurance) as estimated by Employer in respect of the Employee for the relevant twelve month period. Adjusted Total Compensation shall exclude any bonus payments paid or earned by the Employee.

(B)	For the purposes of this Agreement, the Employee will not be deemed to have incurred a Termination for Good Reason if there is a general reduction in base salaries and/or perquisites applicable to the President, Chief Executive Officer and all Vice Presidents of Employer.

     “Disability” shall mean a permanent and total disability as determined by the Committee in good faith, upon receipt of sufficient competent medical advice.

     A “Unit” covered by the Restricted Stock Unit Award shall mean the right to receive, pursuant to the terms of this Agreement, a share of Common Stock, and any other amount or property payable with respect thereto, covered by the Restricted Stock Unit Award.
“Vested Units” shall mean units corresponding to shares of Common Stock covered by the Restricted Stock Unit Award which at the time in question have become Vested Units pursuant to Paragraph 2 hereof.

     13. Miscellaneous Provisions. For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

          (a) Receipt and Review of Plan. Employee acknowledges receipt of a copy of the Plan. Employee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan, and acknowledges the restrictions set forth in this Agreement.

          (b) Conflicts. The Company and Employee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan, as amended and modified by this Agreement. The Company and Employee agree that the Plan may be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Employee’s consent, adversely affect the rights specifically granted Employee hereunder or under the Plan. In the event there is a conflict between the Plan and the terms and conditions in this Agreement, this Agreement shall govern unless the terms and conditions of the Plan are more favorable to Employee. If such terms and conditions are more favorable to Employee, then the Company and Employee agree that this Agreement is amended to the extent necessary to enable Employee to gain the benefit of the more favorable terms and conditions of the Plan.

Restricted Stock Unit Award Agreement
Dated January 25, 2005

          (c) Successors.

          (i) This Agreement is personal to Employee and, except at otherwise provided in Paragraph 4 above, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

          (ii) This Agreement shall inure to the benefit of and be binding upon Company and its successors. It shall not be assignable except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

          (d) Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by registered mail to the Company at its office, 727 North Bank Lane, Lake Forest, Illinois 60045, attention of the President, or at such other address designated by the Company. All notices to Employee or successors shall be delivered to Employee or successors at Employee’s address as it then appears on the Company’s records.

          (e) Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

          (f) Headings. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

          (g) Equitable Relief. Any dispute or disagreement which shall arise under, as a result of, or in any way shall relate to the interpretation or construction or this Agreement shall be determined by the Committee or by the Board of Directors of the Company (or any successor corporation), and any such determination shall be final, binding and conclusive for all purposes.

          (h) Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Illinois without reference to conflict of laws principles. Subject to Paragraph 13(g), above, any action, suit or proceeding arising out of any claim against the Company pursuant to this Agreement shall be brought exclusively in the federal or state courts located in the state in which the Company has its principal business headquarters.

          (i) Determinations by Committee. All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.

Restricted Stock Unit Award Agreement
Dated January 25, 2005

          (j) Entire Agreement; Amendment or Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Employee and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

          (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written by an officer of the Company and by Employee.

EMPLOYEE:	WINTRUST FINANCIAL CORPORATION:

[Name]	Edward J. Wehmer
President and Chief Executive Officer

ATTEST:

David A. Dykstra